Exhibit 10.30

SEPARATION AGREEMENT

VAN SMITH (“Employee”) and FAIRMOUNT SANTROL, INC. with its principal place of business at 8834 Mayfield Road, Chesterland, Ohio 44024, (the “Company”), in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:

1.	Separation. Employee’s employment with the Company shall cease effective at the close of business on December 31, 2015 (“Date of Separation”).

2.	Transition Stipend. Employee shall receive a lump sum payment of Two Hundred Ten Thousand Dollars ($210,000.00), minus appropriate withholdings and deductions, including, but not limited to, applicable FICA deductions and federal, state and city income tax deductions, within fourteen (14) days of the Effective Date of this Agreement, as indicated below. Such amount is being provided by the Company to assist Employee in his transition from employment with the Company.

3.	Transition Payments—Restrictive Covenants. Employee also shall receive five (5) equal installment payments of Fifty Thousand Dollars ($50,000.00) each, minus appropriate withholdings and deductions, including, but not limited to, FICA deductions and federal, state and city income tax deductions, payable on the next regular pay days after the following dates: April 1st, July 1st and October 3rd of 2016; and January 6th and March 31st of 2017.

Employee acknowledges that these transition payments represent a new payment arrangement and do not substitute or replace any other payments to which Employee is entitled. Further, Employee agrees and recognizes that these transition payments are being provided to Employee exclusively in exchange for his covenants and agreements set forth in Paragraphs Thirteen (13) and Fourteen (14) hereof. Should Employee breach any of his obligations under these Paragraphs, the parties hereto agree that, at the Company’s election, Employee shall repay the Company all of these installment transition payments received as of the date of the breach and further, shall have no entitlement to any further payments under this Paragraph. In return, Employee, after full repayment is made, shall be relieved of any further obligations under Paragraphs Thirteen (13) and Fourteen (14) hereof.

Should any reviewing Court deem the restrictive covenants set forth in Paragraphs Thirteen (13) and/or Fourteen (14) void and unenforceable in whole or in part, the Company shall be relieved from any obligation to pay Employee as provided in this Paragraph and Employee shall repay the Company for any installment transition payments received to date by Employee.

4.	Equity Awards. Employee acknowledges that he has received grants of stock options from Fairmount Santrol Holdings Inc. (f/k/a FMSA Holdings Inc., f/k/a/ FML Holdings, Inc.) (“Holdings”) as summarized in the table set forth on Exhibit A attached hereto (collectively, the “Stock Options”). The Stock Options were granted pursuant to the terms of one of Holdings’ 2010 Stock Option Plan (the “2010 Plan”) or Holdings’ 2014 Long Term Incentive Plan (the “2014 Plan,” and together with the 2010 Plan, the “Equity Plans”) and an applicable stock option award agreement (each, an “Option Agreement”). Under the terms of the applicable Equity Plan and/or the applicable Option Agreement, Employee may exercise any portion of the Stock Options that is vested and exercisable as of the Date of Separation until the earlier of (i) the end of the three-month period following the Date of Separation or (ii) the Stock Option’s expiration date (as provided in the applicable Option Agreement) (the “Exercise Period”). Any Stock Option that is not exercised by the end of the Exercise Period shall be immediately cancelled and forfeited as of the end of the Exercise Period. Any portion of a Stock Option that is not vested or exercisable as of the Date of Separation shall be immediately cancelled and forfeited as of the Date of Separation.

Employee further acknowledges that he has received grants of restricted stock units from Holdings pursuant to the terms of the 2014 Plan and the applicable award agreement (the “RSU Agreement”), as set forth on Exhibit A attached hereto (the “RSUs”). Under the terms of the 2014 Plan and the RSU Agreement, any RSUs that are unvested as of the Date of Separation will immediately terminate as of the Date of Separation. Employee acknowledges that, as of the Date of Separation, no RSUs will be vested and, accordingly, all RSUs shall immediately terminate on the Date of Separation.

The Company and Employee further acknowledge and agree that, as of the Date of Separation and thereafter, Employee shall not be considered a member of the Window Group, as such term is defined in the Company’s Insider Trading Policy.

5.	Benefit Continuation. Employee shall be entitled to continuation of coverage under the Company’s medical plan pursuant to any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; Internal Revenue Code §4980(B)(f). Such continuation shall be afforded up to the maximum period provided by law so long as Employee timely elects coverage and otherwise complies with conditions of continuation on a timely basis. All Company provided benefits will cease upon the Date of Separation at midnight. Should Employee timely elect COBRA continuation of the Company’s medical plan, the Company shall pay the premiums for such coverage through and including March 31, 2017; thereafter, Employee shall be responsible for payment for any future COBRA continuation coverage.

6.	Outplacement Assistance. The Company shall provide Employee executive-level outplacement assistance as it deems appropriate through the Company’s provider, Ratliff & Taylor, through its partnership with Career Partners International. Employee shall begin such assistance on or before March 31, 2017 and remain actively engaged therein or such assistance shall be forfeited.

7.	Unemployment. Employee shall be entitled to participate in the Unemployment Compensation Fund of the State of Texas pursuant to and in accordance with the laws of the State. The Company shall not contest Employee’s eligibility to participate in such Unemployment Compensation Fund.

8.	Employee’s Release. In consideration of the promises and agreements set forth herein, Employee does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parents, subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, trustees, shareholders, management, representatives, agents, employees, plan administrators, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, the “Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including, but not limited to, Title VII of The Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), breach of any express or implied contract or promise, wrongful discharge, violation of public policy, tort claims, all demands for attorney’s fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, and humiliation, that Employee might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company Entities which have occurred prior to and including the date of Employee’s execution of this Agreement, except those matters specifically set forth herein and except for any pension or 401(K) benefits which may have vested on Employee’s behalf, if any, and any rights to unemployment benefits which Employee may have.

This release does not apply to Employee’s rights and entitlements in regard to the Option Agreement referenced in Paragraph 4 hereof, any 401(k) Plan or to his rights and entitlements under this Agreement. Moreover, Employee may file a charge with, testify, assist, or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state civil rights agency as to the employment laws enforced by such agencies; provided, however, that Employee understands and agrees that he is waiving and releasing his rights to monetary damages under such laws by reason of her agreement to the general release language stated above.

9.	Older Workers Benefit Protection Act (“OWBPA”). Employee recognizes and understands that, by executing this Agreement, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, Employee will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Agreement.

10.	Consideration Period. The Company hereby notifies Employee of his right to consult with his chosen legal counsel before signing this Agreement. The Company shall afford, and Employee acknowledges receiving, not fewer than twenty-one (21) calendar days in which to consider this Agreement to ensure that Employee’s execution of this Agreement is knowing and voluntary. In signing below, Employee expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Employee twenty-one (21) days to consider this Agreement, Employee may elect to execute this Agreement prior to the end of such 21-day period. If Employee elects to execute this Agreement prior to the end of such 21-day period, then by his signature below, Employee represents that his decision to accept this shortening of the time was knowing and voluntary, and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated employee executing this Agreement prior to end of such 21-day consideration period.

11.	Revocation Period. Both the Company and Employee agree and recognize that, for a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke this Agreement by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Reggie Stover, Vice President, People and Talent Development, at the Company’s above-indicated address, delivered or postmarked within such seven (7) day period. In the event Employee so revokes this Agreement, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Agreement.

12.	Nondisclosure. Employee agrees at all times to hold as secret and confidential (unless disclosure is required pursuant to a court order, subpoena in a governmental proceeding, or pursuant to other process or requirement of law) any and all confidential, proprietary, or trade secret information, knowledge, technical information, business information, developments, know-how and/or confidences of the Company Entities, including, but not limited to, the Company’s trade secrets, knowledge, data and know-how relating to the development, manufacturing, application, marketing, and sales of the Company’s products, including but not limited to terms: (i) of a business nature, such as, but not limited to, memoranda, letters, information or materials relating to applications, technical matters, costs, profits, price, markets, sales, or customer or prospective customer lists, information, contacts and relationships, and marketing concepts, materials techniques and methods; (ii) of a technical nature, such as, but not limited to, plans, processes, tools, mechanisms, compounds, formulae, equations, forms, drawings, prints, manuals, notebooks, reports, sketches, methods, design specifications, application concepts and specifications, engineering, computer printouts and programs, compositions, inventions, patent applications, machines, and/or research projects; and (iii) pertaining to future business or product developments and applications by the Company (collectively, the “Confidential Information”).

Employee agrees that Employee will not, without prior written consent from the Company Entities, use for Employee’s own benefit or for the benefit of any other party, divulge or convey, either orally or in written form, any such Confidential Information obtained or developed by Employee, at any time in the future, until such information becomes general and public knowledge through no fault of Employee.

13.	Noncompetition. To protect the Company’s goodwill, business interests, and Confidential Information, Employee covenants and agrees that for a period beginning on the Date of Separation and continuing for fifteen (15) months thereafter (the “Noncompetition Period”), Employee will not, without the prior written consent of the Company, either directly or indirectly, operate, manage, direct, control, advise, be employed and/or engaged by, perform any consulting services for, invest in, or otherwise become associated with any person, company or other entity anywhere within the United States which is in competition with or engaged in the same or similar conduct, activities, or business as that conducted by the Company Entities at any time during the Noncompetition Period including, but not limited to, the industrial sand, resin or elastomer coated sand and ceramics and/or proppant businesses, including, but not limited to with the following competitors: Emerge Energy Services LP (EMES), US Silica Holdings, Inc. (SLCA), Hi-Crush Limited Partners LP (HCLP), Unimin Corporation, Superior Silica Sands, Preferred Sands, Eagle Materials (EXP), CARBO Ceramics, Inc. (CRR), Momentive and Badger Mining Corporation/Atlas Resin Proppants; provided, however, that this restriction is not designed or intended to prohibit Employee from being engaged in or associated with a business providing oil field services or constituting an “E&P” (energy & producer) entity provided that such business or entity is not also involved in sand-related and/or frac-related activities and/or business concerns. Employee agrees that the restriction on Employee’s ability to compete with the Company anywhere in the United States is appropriate because the Company is engaged in business nationwide. Employee further agrees that this restriction on Employee’s ability to compete with the Company Entities is reasonable and will not cause Employee any undue hardship.

Employee acknowledges that this covenant not to compete with the Company is ancillary to the otherwise enforceable agreement between Employee and the Company set forth in this Agreement.

14.	Nonsolicitation/Noninterference. To protect the Company’s goodwill, business interests, and Confidential Information, Employee covenants and agrees that during the Noncompetition Period, Employee will not, without the prior written consent of the Company, either directly or indirectly, for Employee’s own benefit, or the benefit of any other person, company, or entity which is or is planning to be in competition with or engaged in the same or similar conduct, activities, or business as that conducted by the Company Entities at any time during the Noncompetition Period:

a.	solicit, contact, call on, or accept business of the same or similar type being carried on by the Company from any customer and/or prospect of the Company Entities which was a customer or prospective customer of the Company Entities at any time during Employee’s employment with the Company. Employee acknowledges that this covenant not to solicit these customers and/or prospective customers is ancillary to the otherwise enforceable agreement between Employee and the Company set forth in this Agreement.

b.	solicit, attempt to hire, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee, is or was engaged by the Company Entities as a contractor or otherwise during Employee’s employment with the Company, interfere with the Company’s relationship with such a person, or in any manner induce or attempt to induce such a person to terminate or alter his or her employment or engagement with any of the Company Entities.

c.	solicit or induce, attempt to solicit or induce, or aid or assist in the solicitation or inducement of any supplier, vendor, or other business contact of the Company Entities for the purpose of having such person, company, or entity terminate or otherwise change his/her/its business relationship with such Company Entities. Employee understands that Employee may not so interfere with the actual or prospective business relationships of the Company Entities during the Noncompetition Period.

d.	disparage the Company Entities so as to attempt to undermine, interfere with, or interfere with their business relationships.

15.	Return of Property. Within seven (7) days from the Effective Date of this Agreement, Employee shall return all property belonging to the Company, including, but not limited to, all Confidential Information as referenced in Paragraph Twelve (12) hereof, all keys, business equipment, computer software and/or hardware, technical manuals, and other Company property.

16.	Covenant Not to Sue/No Further Action. Employee covenants and agrees that he will not bring, commence, institute, maintain, prosecute, or voluntarily aid any action or proceeding or otherwise prosecute or sue any of the Company Entities above either affirmatively or by way of cross complaint, defense or counterclaims, or in any other manner with respect to the clams herein released. Employee nonetheless may file and/or participate in administrative charges with the Equal Employment Opportunity Commission and/or any state law counterpart subject to his release of damages stated above. The foregoing sentence shall be construed as a covenant not to sue. This Separation Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims ever asserted by Employee against the Company Entities.

17.	Nondisclosure of Agreement. Employee and his heirs, executors, successors, assigns, and representatives, shall hold the fact and terms of this Agreement in strict confidence and shall not communicate, reveal, or disclose the terms of this Agreement to any other persons except to Employee’s immediate family, to legal counsel, and to tax consultants, all of whom shall be instructed by Employee similarly to hold the fact and terms of this Agreement in the strictest confidence, and as required by law.

18.	Warrants. Employee warrants and represents that, prior to and including the date of Employee’s execution of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in said claims, demands, causes of action, or obligations, and that Employee has the sole right to execute this Agreement.

19.	Voluntary Agreement. Employee acknowledges and agrees that his election to execute this Agreement is entirely voluntary, and hereby acknowledges that he has not been pressured, coerced, or otherwise unduly influenced by the Company to execute this Agreement.

20.	Modification. This Agreement shall not be amended or modified in any manner except upon written agreement by the parties. Should any paragraph or provision hereof be deemed void and/or unenforceable, it is the intention of the parties that such paragraph or provision, and all other terms hereof shall be construed as valid and enforceable consistent with applicable law.

21.	Governing Law/Change of Venue. The parties hereto agree and recognize this Agreement shall be governed and interpreted pursuant to the laws of the State of Ohio notwithstanding any law of any other State or jurisdiction which a party may claim applies. Any dispute involving or relating to this Agreement shall be litigated exclusively in the appropriate State or Federal Court located in Geauga County, Ohio.

22.	Effective Date. This Agreement shall become effective only upon (a) execution of this Agreement by Employee after the expiration of the twenty-one (21) day consideration period described in Paragraph Ten (10) hereof, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation described in Paragraph Eleven (11) hereof without the release therein being revoked, but only if such execution and expiration of the revocation period both occur on or prior to January 31, 2016.

23.

Code Section 409A. The parties intend for this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Any term used in this Agreement which is defined in Section 409A or the Treasury Regulations thereunder shall have the meaning set forth therein unless otherwise specifically defined herein. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and Treasury Regulations thereunder in order to preserve the payments and benefits provided hereunder without additional cost to either party. If Employee is a “specified employee” of the Company within the meaning of Section 409A, any payments that would otherwise be paid during the six-month period following the Date of Separation that constitute “deferred compensation” within the meaning of Section 409A of the Code, taking into account all applicable exceptions, will be deferred and paid on the date which is the first payroll date that is at least six months and one day following the Date of Separation. The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this

Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption or exception from, or the conditions of, Section 409A. Each payment under this Agreement, including each installment of transition payments payable pursuant to Paragraph Three (3) of this Agreement, shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during such period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

NOTICE TO EMPLOYEE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS PRIOR TO AND INCLUDING THE DATE OF EMPLOYEE’S EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, Employee and the Company agree as set forth above:

December 30, 2015	/s/ Van T. Smith
Date of Execution by Employee	Agreed to and Accepted by Employee

December 30, 2015	By:	/s/ Brian J. Richardson
Date of Execution by Fairmount Santrol		Agreed to and Accepted by
	Title:	EVP, Chief People Officer